Press Release	Source: LitFunding Corp.

LitFunding Announces Next Step toward the Launch of Payday Advance Business

Thursday June 1, 6:00 am ET

LAS VEGAS--(BUSINESS WIRE)--June 1, 2006--LitFunding Corp. (OTCBB: LFDG - News) announced today the consummation of a marketing agreement between Interactive Brand Development (IBD) and LFDG's newly acquired wholly owned subsidiary, Easy Money Express Inc. The agreement states IBD will provide Internet marketing to its vast customer base directing potential loan customers to Easy Money. IBD will also provide services and methods for providing customers with a debit card system for funding loans and further provide ancillary services and products to its customers.

The agreement states Easy Money will provide the facilities and means to process loan applications, credit checks, supply funding capital, and provide customer service facilities. IBD shall be responsible to provide Internet advertising as well as e-mail and direct mail communication with its population of ongoing customers.

"We are extremely excited about finalizing the agreement with IBD and its potential to launch our payday advance business," stated Morton Reed, CEO of LitFunding. "The payday advance industry is a multibillion-dollar industry, representing hundreds of millions of transactions, with an estimated 12 million households being served each year."

"This joining of forces could launch us immediately into a highly competitive position and add an advantage by giving us access to a large population of potential customers. This arrangement will significantly lower our cost of customer acquisition and will build a solid foundation that will enable rapid growth in order to increase our shareholder value," said Anthony Longo, CEO of Easy Money Express.

About Interactive Brand Development

Interactive Brand Development (formerly Care Concepts I) operates an online auction and marketing Web site through its subsidiary, iBid America. The auction site deals in special offers and gift certificates offered by hotels, retailers, and restaurants. IBD also owns a library of original cartoon cel art (including He-Man, She-Ra, and Flash Gordon) which it sells through subsidiary Original Cartoon Cels Inc. Looking to expand its holdings into entertainment, IBD acquired a 35% stake in Penthouse publisher Penthouse Media Group. The company also acquired online payment processing company iBill in 2005.

About LitFunding Corp.

LFDG, through its wholly owned subsidiary LitFunding USA, is one of several public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. Its core business is funding litigation concentrating on making advances to plaintiffs' attorneys primarily in the areas of personal injury. Fees are earned when any lawsuit it funds is settled or otherwise concluded by a court ruling. At that time, both the funds advanced and the fee contractually agreed upon are repaid.

About Easy Money Express Inc.

Easy Money Express is poised to commence operations as an Internet and call center payday advance company intending to loan payday advances to individuals of legal age, with a checking account, verifiable employment and residence, in amounts typically up to $500. The funds advanced and the fee contractually agreed to will be repaid to the company generally in 15 days or less.

The statements in this press release regarding the agreement with IBD, IBD's ability to generate or direct customers to Easy Money, the actual size of the payday advance industry, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the ability of Easy Money to enter the payday advance industry, the continued ability of LFDG to provide its litigation funding services, costs of operations, delays, and any other difficulties related to LFDG's and Easy Money's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

LitFunding Corp., Las Vegas

Michelle DeMuth, 702-317-1610

Source: LitFunding Corp.